THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("First Amendment"), dated as of July 16, 1999, is entered into by and among SCOTIA PACIFIC COMPANY LLC, a Delaware limited liability company (the "Company"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for itself and the Banks (the "Agent"), and the several financial institutions parties to the Credit Agreement (collectively, the "Banks").

                                  RECITALS

     A. The Company, Banks, and Agent are parties to a Credit Agreement dated as of July 20, 1998 (the "Credit Agreement") pursuant to which the Agent and the Banks have extended certain credit facilities to the Company. The Scheduled Termination Date thereunder has been extended pursuant to
Section 2.13 thereof to July 16, 2000.

     B. The Company has requested the consent of the Required Banks to certain amendments to the Indenture. The Banks are willing to provide such consent, subject to the terms and conditions of this First Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

          2. Amendment to Credit Agreement. Effective upon the Amendment Effective Date (as defined below), the following shall be added as Section
2.14 of the Credit Agreement:

          2.14 Supplemental Interest.

          The Company shall pay to the Agent for the account of each Bank supplemental interest on the Principal Amount of all outstanding Advances of such Bank ("Supplemental Interest"), in addition to the interest provided under Section 2.7, in an amount equal to 0.25% per annum (computed as provided in Section 2.9) on such Principal Amount outstanding from time to time after the Amendment Effective Date (as defined in the First Amendment hereto). Supplemental Interest and interest accrued thereon pursuant to this Section 2.14 shall be due and payable as and to the extent funds are available for payment of Supplemental Liquidity Provider Interest pursuant to and as defined in the Indenture. Any Supplemental Interest and any interest accrued thereon by operation of this sentence that remains unpaid on any Monthly Deposit Date shall, as of that Monthly Deposit Date, compound and shall thereafter itself accrue interest, until payment in full of all Supplemental Interest and interest accrued thereon, at the rate that would then be applicable to Base Rate Advances as provided in
     Section 2.7(c) plus an additional 0.25% per annum.

          3.   Consent to Amendments.

               (a) Effective upon the Amendment Effective Date, the Banks signatories to this First Amendment consent to the amendment of the Indenture substantially in the form of the First Supplemental Indenture attached hereto as Exhibit A (the "First Indenture Amendment").

               (b) Effective upon the Consent Effective Date (as defined below), the Banks signatories to this First Amendment consent to an additional amendment to the Indenture and an amendment to the Securities Account Control Agreement, approved as to form in advance in writing by the Agent, to accomplish (1) the revisions to the Indenture reflected in the composite conformed pages of the Indenture delivered to the Banks with the memorandum to the Agent and its counsel dated July 8, 1999 from counsel to the Company, (2) corresponding changes to the forms of Monthly Trustee Certificate and the Note Payment Trustee Certificate (as defined in the Indenture) to reflect the revisions reflected in that memorandum, and (3) such other amendments to the Indenture as do not subordinate the right of the Banks to receive payment pursuant to the Indenture or accelerate the minimum principal amortization of the Timber Notes as have been approved in advance in writing by the Agent (collectively, the "Second Indenture Amendment").

          4. Representations and Warranties. The Company hereby represents and warrants to the Agent and the Banks, as of the Amendment Effective Date, as follows:

               (a) No Indenture Default or Indenture Event of Default exists.

               (b) The execution, delivery and performance by the Company of this First Amendment have been duly authorized by all necessary limited liability company and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental agency) in order to be effective and enforceable. Without limiting the foregoing, this First Amendment has been approved by a resolution of the Board of Managers of the Company, including all Independent Managers and does not require consent of the Trustee or Rating Agency Confirmation or consent of the Noteholders (as those terms are defined in the Indenture). The Credit Agreement as amended by this First Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, without defense, counterclaim or offset as of the date hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

               (c) All representations and warranties of the Company contained in the Credit Agreement are true and correct, except that the term "Offering Memorandum" shall be deemed to include subsequent filings by the Company with the Securities and Exchange Commission.

               (d) The Company is entering into this First Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other person.

               (e) The First Indenture Amendment does not require Rating Agency Confirmation or consent of the Noteholders (as those terms are defined in the Indenture).

          5. Amendment Effective Date. This First Amendment, other than the consent contained in Section 3(b), will become effective upon the first Business Day (the "Amendment Effective Date") that each of the following conditions precedent has been satisfied:

               (a) The Agent has received from the Company and the Required Banks a duly executed original, or telefacsimile of such executed original, of this First Amendment.

               (b) The Company has paid to the Agent for the account of the Banks the sum of $157,976 in immediately available funds, representing a nonrefundable amendment fee, which funds the Agent agrees to distribute to the Banks in accordance with their Pro Rata Shares.

          6. Consent Effective Date. The consent contained in Section 3(b) will become effective upon the date (the "Consent Effective Date") that the Company obtains Rating Agency Confirmation (as defined in the Indenture) with respect to the Second Indenture Amendment.

          7. Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this First Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into similar amendments under the same or similar circumstances in the future

          8.   Miscellaneous.

               (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this First Amendment.

               (b) This First Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this First Amendment.

               (c) This First Amendment shall be governed by and construed in accordance with the law of the State of New York.

               (d) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

               (e) This First Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This First Amendment supersedes all prior drafts and communications with respect thereto. This First Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.

               (f) If any term or provision of this First Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this First Amendment or the Credit Agreement, respectively.

               (g) Company confirms its obligations under Section 10.4(b) of the Credit Agreement to reimburse the Agent for all costs and expenses incurred by the Agent in connection with this First Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first above written.

                                        SCOTIA PACIFIC COMPANY LLC

                                        By:      /S/ GARY L. CLARK
                                                   Gary L. Clark
                                        Title: Vice President -- Finance
                                             and Administration

                                        BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION

                                        By:      /S/ MICHAEL BALOK
                                                   Michael Balok
                                        Title:  Managing Director

                                        THE BANK OF NOVA SCOTIA

                                        By:      /S/ JAMES S. YORK
                                                   James S. York
                                        Title:  Vice President


                                        KEYBANK NATIONAL ASSOCIATION

                                        By:      /S/ MARY K. YOUNG
                                                   Mary K. Young
                                        Title:  Commercial Banking Officer


                                        U.S. BANK NATIONAL ASSOCIATION

                                        By:     /S/ JANICE T. THEDE
                                                  Janice T. Thede
                                        Title:  Vice President